Exhibit 99.1

Embargoed until 12.00	19th July 2005

DANKA BUSINESS SYSTEMS PLC

(“Danka” or the “Company”)

DANKA TO OUTSOURCE INFORMATION TECHNOLOGY OPERATIONS TO MCI IN

$70 MILLION DEAL

MCI to Manage and Enhance Danka’s IP Infrastructure

Danka Projects Substantial Savings After Full Implementation

Danka Business Systems PLC (NASDAQ: DANKY; LSE: DNK) and MCI, Inc. (NASDAQ: MCIP) today announced a five-year agreement in which Danka Business Systems will outsource the balance of its U.S. information technology (IT) operations to MCI. As Danka’s primary technology provider, MCI will manage all of Danka’s core network services, including its IT operations and applications support, Wide Area Network, Local Area Network, IP services, servers, desktops and phone systems, as well as oversee Danka’s network of ancillary technology vendors and partners.

As part of this $70 million agreement, Danka will transition more than 60 employees to MCI and its application support provider, Titan Technology Partners. Danka expects to generate substantial yearly savings once the agreement is fully implemented, enabling Danka to drive productivity and enable further growth of its business.

“This agreement with MCI is another step forward in our Vision 21 program to reduce our costs and improve our business practices. MCI is providing a fully managed, integrated IP-based IT infrastructure, scalable to our current and future needs which will enable us to elevate our IT environment,” said Todd Mavis, Danka’s chief executive officer. “At the same time, we are able to substantially reduce our IT costs. We view MCI as a world-class technology company and this new agreement builds on an existing relationship under which we provide services to them.”

“Providing MCI’s Managed Services expertise to meet Danka’s advanced IP requirements, we were able to showcase our complete portfolio of services, from the desktop to the network,” said Wayne Huyard, president of MCI U.S. Sales and Service. “As Danka’s network and systems integrator, we will deliver best-in-class IT processes and resources to create an operating model where MCI manages a continuum of technology service across multiple technology vendors.”

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For further information please contact:

Danka Business Systems PLC
Donald Thurman, Danka Investor Relations	001 770 280 3990
Paul Dumond, Company Secretary	020 7605 0150

MCI, Inc.
Janet Brumfield, Public Relations	001 614 723 1060

Weber Shandwick Square Mile
Mike Kirk / Helen Thomas	020 7067 0700

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

About MCI, Inc.

MCI, Inc. (NASDAQ: MCIP) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With one of the most expansive global IP backbones and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to www.mci.com.

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties, and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark and Danka @ the Desktop and MyDanka.com are trademarks of Danka Business Systems PLC. All other trademarks are the property of their respective owners.